Exhibit 5.1

September 11, 2024

Orion Group Holdings, Inc.

12000 Aerospace, Suite 300

Houston, Texas 77034

Ladies and Gentlemen:

We have acted as counsel for Orion Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 5,589,000 shares of common stock, par value $0.01 per share (“Common Stock”), including up to 729,000 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares (collectively, the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2024 (Registration No. 333-279527) (as amended, the “Registration Statement”), a base prospectus dated May 28, 2024 (the “Base Prospectus”) and a prospectus supplement dated September 10, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated September 10, 2024, by and between Craig-Hallum Capital Group LLC, as representative of the underwriters named therein, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (“DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of the date hereof, and the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Jones Walker LLP